Pacer Advisors, Inc. (“PAI”)

Code of Ethics

As Required by Rule 204A-1 of the Investment Advisers Act of 1940

March 2015

Table of Contents
I. INTRODUCTION	3
II. RESTRICTIONS ON PERSONAL TRADING	5
III. INSIDER TRADING	6
IV. OTHER DUTIES	10
PERSONAL TRADE REQUEST (PTR) FORM	13
ANNUAL CERTIFICATION OF COMPLIANCE WITH THE COMPANY'S PERSONAL SECURITIES TRANSACTIONS DISCLOSURE AND CODE OF ETHICS	14
INITIAL CERTIFICATION OF COMPLIANCE WITH CODE OF ETHICS	15
AND INITIAL HOLDINGS REPORT	15
ANNUAL CERTIFICATION OF COMPLIANCE WITH CODE OF ETHICS	16
AND ANNUAL HOLDINGS REPORT	16
QUARTERLY TRANSACTION REPORT	18
CONFLICTS QUESTIONNAIRE SUPPLEMENT	20
POLITICAL CONTRIBUTIONS POLICY	22

I.	INTRODUCTION

A. Fiduciary Duty. This Code of Ethics is based on the principle that all employees of Pacer Advisors, Inc. (the "Company") and certain other persons have a fiduciary duty to place the interests of clients ahead of their own and the Company's. This Code of Ethics applies to all "Access Persons" (defined below). Access Persons must avoid activities, interests, and relationships that might interfere with making decisions in the best interests of the Company's Advisory Clients.

For purposes of this policy, the following words shall mean:

    "Access Persons" means all employees, directors, officers, partners or members of the Company, as the case may be, who;

       (i) Have access to non-public information regarding Advisory Clients' purchases or sales of securities or

       (ii) Are involved in making securities recommendations to Advisory Clients. Client services personnel who regularly communicate with Advisory Clients also may be deemed to be Access Persons.

    "Advisory Client" means any person or entity for which the Company serves as investment adviser, renders investment advice or makes investment decisions.

    "Beneficial Ownership" or "Beneficially Owns" means the same as it does under Section 16 of the Securities Exchange Act of 1934, as amended, and Rule J6a-J (a)(2) there-under.

Specifically, a person is the "beneficial owner" of any securities in which he or she has a direct or indirect pecuniary (monetary) interest. Beneficial Ownership includes, but is not limited to securities or accounts held in the name or for the benefit of the following:

•
a member of an Access Person's immediate family (spouse, domestic partner, child or parents) who lives in an Access Person's household (including children who are temporarily living outside of the household for school, military service or other similar situation);

•	a relative of the person who lives in an Access Person' s household and over whose purchases, sales, or other trading activities an Access Person directly or indirectly exercises influence;

•
a relative whose financial affairs an Access Person "controls", whether by contract, arrangement, understanding or by convention (such as a relative he or she traditionally advises with regard to investment choices, invests for or otherwise assists financially);

•	an investment account over which an Access Person has investment control or discretion;

•	a trust or other arrangement that names an Access Person as a beneficiary; and

•
a non-public entity (partnership, corporation or otherwise) of which an Access Person is a director, officer, partner or employee, or in which he owns 10% or more of any class of voting securities, a "controlling" interest as generally defined by securities laws, or over which he exercises effective control.

    "Code" means this policy as supplemented by other policies and procedures contained in the Company's Compliance Manual.

    "Reportable Securities" means all securities in which an Access Person has a Beneficial Ownership interest except:

       (i) U.S. Government securities

       (ii) Money-market instruments (e.g. , bankers' acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments)

       (iii)  Shares of money market funds

       (iv) Shares and holdings in other mutual funds unless the Company acts as the investment advisor to, or the principal underwriter of, the subject fund

       (v) Units of a unit investment trust if the UIT is invested exclusively in unaffiliated mutual funds and

       (vi)  Exchange Traded Funds (ETF’s)

                        (vii) Exchange Traded Notes (ETN’s) As fiduciaries, all Access Persons must at all times:

1.
Place the interests of Advisory Clients first. All Access Persons must scrupulously avoid serving their own personal interests ahead of the interests of the Company's Advisory Clients. Access Persons may not induce or cause an Advisory Client to take action, or not to take action, for personal benefit, rather than for the benefit of the Advisory Client. For example, a supervisor or employee would violate the policy by causing an Advisory Client to purchase a security he or she owned for the purpose of increasing the price of that security.

2. Avoid taking inappropriate advantage of their position. The receipt of investment opportunities, perquisites or gifts from persons seeking business with the Company or its Advisory Clients, could call into question the exercise of the independent judgment of an Access Person. Access Persons may not, for example, use their knowledge of portfolio transactions to profit by the market effect of such transactions.

3. Conduct all personal securities transactions in full compliance with this Code including both pre-clearance and reporting requirements. Doubtful situations always should be resolved in favor of Advisory Clients. Technically, compliance with the Code's provisions shall not automatically insulate from scrutiny any securities transactions or actions that indicate a violation ofthe Company's fiduciary duties.

II.	RESTRICTIONS ON PERSONAL TRADING

A. Investment Personnel Pre-clearance of Investments in IPOs or Limited Offerings. Access Persons may not directly or indirectly acquire Beneficial Ownership in any Reportable Securities in an IPO or Limited Offering without obtaining, in advance of the transaction, clearance from the Company's President.   In order to obtain pre-clearance, an Access Person must complete and submit to the President a Personal Trade Request Form (a "PTR") which is included as Appendix A. The President must review each request for approval and record the decision regarding the request. The general standards for granting or denying pre-clearance are whether the securities are under active or potential consideration for client accounts, and whether any conflict of interest exists amongst the Access Persons, the Company or its clients. The President retains authority to grant pre-clearance in exceptional circumstances for good cause. If pre-clearance is obtained, the approval is valid for the day on which it is granted and the immediately following business day. The President may revoke a clearance any time after it is granted and before the transaction is executed.

B. Restrictions on Personal Securities Transactions by Access Persons. Each Access Person shall direct his or her broker to supply to the President or his delegate, on a timely basis, duplicate copies of confirmations of all Reportable Securities transactions in which the person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership and copies of periodic statements for all securities accounts.

C. Pre-clearance. Access Persons may not buy or sell Reportable Securities for any account in which he or she has any direct or indirect Beneficial Ownership, unless such person obtains, in advance of the transaction, clearance for that transaction from the President. The general standards for granting or denying pre-clearance are discussed below, although the President retains authority to grant pre-clearance in exceptional circumstances for good cause.

D. When and How Pre-clearance Must Be Obtained. Access persons must obtain pre-clearance prior to acquiring or disposing of a direct or indirect Beneficial Ownership interest in any Reportable Security. In order to obtain pre-clearance, an Access Person must complete and submit to the President a PTR. If the transaction is approved by the President, that approval is valid for the day on which it is granted and the immediately following business day. The President may revoke a preclearance any time after it is granted and before the transaction is executed.

E. When Will Pre-clearance Be Denied. Pre-clearance may be denied for a Reportable Security contained within a Restricted or Watch List or during routine daily trading on individual accounts if, in the judgment of the President, the level of client activity is sufficient to create the potential for market movement in that Reportable Security. The President retains the right to deny pre-clearance for any reason whatsoever, without disclosure of the basis for the denial to the Access Person.

F. Restricted or Watch List. The Company may at times choose to create a Restricted or Watch list containing the names of Reportable Securities which are determined to be at risk for potential conflicts of interest. The contents of the Restricted or Watch List are to be maintained exclusively by the President or his delegate. The basis for denials related to a Reportable Security's presence on the Restricted or Watch Lists are not required to be disclosed to the Access Person seeking pre-clearance.

III.	INSIDER TRADING

A.	Insider Trading Policy Statement

This Code implements procedures to deter misuse of material nonpublic information in securities transactions. Accordingly, PAI forbids Supervised Persons and members of their immediate family from trading, either personally or on behalf of others, while in possession of material nonpublic information or communicating material nonpublic information to others in violation of the law.  This conduct is referred to as insider trading, and the policy prohibiting insider trading applies to every Supervised Person and extends to activities within and outside their duties at the Adviser.

Trading securities while in possession of material nonpublic information or improperly communicating that information to others may expose a Supervised Person to stringent penalties. Criminal sanctions may include a fine of up to $1,000,000 and/or 10 years imprisonment. The SEC can recover profits gained or losses avoided through trading on inside information, they can impose a penalty of up to three times the illicit windfall, and they can issue an order barring a Supervised Person from the securities industry. A Supervised Person may also be sued personally by investors seeking to recover damages for insider trading violations.

B.	What is Insider Trading?

The term insider trading is not defined in the federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities, whether or not one is an insider, or to the communication of material nonpublic information to others.   The law generally prohibits:

1.	Trading by an insider while in possession of material nonpublic information;

2.
Trading by a non-insider while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; or

3.	Communicating material nonpublic information to others.

C	Who is an Insider?

The concept of insider is broad. It includes officers, directors, managers and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, among others: a company’s attorneys; accountants; consultants; bank lending officers; and the employees of such organizations. Sitting on the board of an issuer could cause Supervised Persons to be deemed temporary insiders of the company of the board on which the Supervised Person sits.   In addition, the Firm may become a temporary insider of a company that it advises, for which it performs other services, or in which it is considering an investment or acquisition.

D.	What is Material Information?

Trading on inside information is not a basis for liability unless the information is material. Material information is generally defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities.  No simple test exists to determine when information is material. Assessments of materiality involve a highly fact-specific inquiry.   Supervised Persons should direct any questions about whether information is material to the CCO.

Material information often relates to a company’s results and operations. The SEC has stated that advance information about the following is generally considered to be material:

1.	Earnings information;

2.	Mergers, acquisitions, tender offers, or developments regarding customers or suppliers (i.e., the acquisition or loss of a contract);

3.	Changes in control or in management;

4.	Changes in auditors, or auditor notification that the issuer may no longer rely on an auditor’s audit report;

5.
Events regarding the issuer’s securities (e.g., defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits or changes in dividends, changes to the rights of security holders, public or private sales of additional securities); and

6.	Bankruptcies or receiverships.

Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be deemed material.

Material information does not have to relate to a company’s business. For example, in Carpenter v. U.S., 108 U.S. 316 (1987), the United States Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in The Wall Street Journal and whether those reports would be favorable or unfavorable.

E.	What is Nonpublic Information?

Information is nonpublic until it has been effectively disseminated broadly to investors in the marketplace. One must be able to point to some fact to show that the information is generally public.   For example, information is public after it has become available to the general public through a public filing with the SEC or some other governmental agency, the Dow Jones news wire, Bloomberg, Reuters Economic Services, The Wall Street Journal or other publications of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

F.	What are the Penalties for Insider Trading?

Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation.   Penalties include:

1.	Civil injunctions;

2.	Treble damages;

3.	Disgorgement of profits;

4.	Jail sentences;

5.	Fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and

6.	Fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition to the above, violations of PAI’s insider trading policy can also result in internal discipline, including censure, dismissal of the person or persons involved and any other legal action.

G.	Procedures Designed to Detect and Prevent Insider Trading

1.	Identifying Insider Information

Before trading securities, a Supervised Person should ask him or herself the following questions regarding information in his or her possession:

a.	What was the source of the information? Consider carefully whether the information was obtained from any insiders, including any temporary insiders.

b.	What is the nature of the information? Does it involve a tender offer?

c.
Is the information material?  Is this information that an investor would consider important in making his or her investment decision? Is this information that would substantially affect the market price of the security if generally disclosed?

d.
Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in Reuters, The Wall Street Journal, or other publications of general circulation? Has the information been effectively communicated to the marketplace by being filed with the SEC or the subject of an issuer press release?

If, after consideration of the above, any Supervised Person believes that the information is material and nonpublic, or if a Supervised Person has questions as to whether the information is material and nonpublic, he or she should take the following steps:

a.	Report the information and proposed trade immediately to the CCO;

b.	Refrain from any purchase or sale of such security in question on behalf of not only the Supervised Person, but also of others, including family members; and

c.	Do not further communicate the information inside or outside PAI other than to the CCO.

After the CCO has reviewed the issue, the Supervised Person will be instructed to either continue the prohibitions against trading and communication because the CCO has determined that the information is material and nonpublic (in which case the security will be added to the Restricted List), or he or she will be allowed to trade the security and communicate the information.

2.	Restricted Access to Material Nonpublic Information

Information in a Supervised Person’s possession that is identified as material and nonpublic may not be communicated to anyone outside of PAI and should only be communicated within PAI to those personnel who have a reasonable business need to know such information and understand that such information is governed by this Policy. In addition, care should be taken so that such information is secure. For example, Supervised Persons should adhere to the following procedures:

a.
Files containing material nonpublic or sensitive information should be handled with care. Such information should not be left lying in conference rooms or left out in offices or on desks but rather should be locked in file drawers or cabinets overnight or during an absence from the office. Additionally, such sensitive information stored in computer systems and other electronic files should be kept secure and password protected.

b.
Appropriate controls for the reception and oversight of visitors to sensitive areas should be maintained. For example, visitors should be accompanied while in PAI’s offices and should not be left unattended in areas where access to nonpublic information or recommendations may be obtained.

c.	Document control procedures, such as numbering counterparts and recording their distribution, and shredding papers containing material nonpublic information should be used where appropriate.

d.	Business conversations should be avoided in public places, such as elevators, hallways, restrooms and public transportation or in any other situation where such conversations may be overheard.

3.	Rumor Control

PAI strictly prohibits the use or misuse of false rumors. Supervised Persons should be aware that all company emails may be monitored for inappropriate or illegal communications, including the creation or dissemination of false market or securities related rumors.

4.	Restricted List

PAI will maintain a Restricted List. The Restricted List includes securities about which the Firm or its Supervised Persons may have material nonpublic information and any options or derivatives on such securities. Supervised Persons should review the Firm’s Restricted List prior to entering any buy or sell of public securities. The securities of any company included on the Restricted List generally may not be purchased or sold by any Supervised Person. A Supervised Person wishing to trade a security on the Restricted List should contact the CCO. However, trading approval from the CCO is rare in situations when a security has been placed on the Restricted List.

IV.	OTHER DUTIES

A. Confidentiality. Access Persons are prohibited from revealing information relating to the investment intentions, activities or portfolios of Advisory Clients except to persons whose responsibilities require knowledge of the information in the ordinary course of business.

B.	Gifts. The following provisions on gifts apply to Access Persons:

1. Accepting Gifts. On occasion, because of their position with the Company, Access Persons may be offered or may receive without notice, gifts from clients, brokers, vendors or other persons. Acceptance of extraordinary or extravagant gifts is prohibited. Any such gifts must be declined and returned in order to protect the reputation and integrity of the Company. Gifts of nominal value (i.e., a gift whose reasonable value, alone or in the aggregate, is not more than $100 in any twelve-month period), customary business meals, entertainment (e.g., sporting events), and promotional items (e.g., pens, mugs, T-shirts) may be accepted. All gifts received by an Access Person that might violate this Code must be promptly reported to the President of the Company (the "President").

2. Solicitation of gifts. Access Persons are prohibited from soliciting gifts of any size under any circumstances.

3.Giving gifts. Access Persons may not give any gift with a value in excess of $1 00 (per year) to an Advisory Client or persons who do business with, regulate, advise or render professional services to the Company.

C. Company Opportunities. Access Persons may not take personal advantage of any opportunity properly belonging to any Advisory Client or the Company. This includes, but is not limited to, acquiring Reportable Securities for one's own account that would otherwise be acquired for an Advisory Client.

D. Reporting, Review and Recordkeeping. All violations of the Code must be reported promptly to the President. The President shall periodically review Access Persons' personal trading reports and otherwise take reasonable steps to monitor compliance with, and enforce, this Code of Ethics. The President shall maintain in the Company's files:

(i)	A current copy of the Code

(ii)	Records of violations and actions taken as a result of the violations

(iii)	Copies of all Access Persons' written acknowledgement of receipt of the code

(iv)	Copies of the annual compliance certificates required by the code

E. Sanctions. If the President determines that an Access Person has committed a violation of the Code, the Company may impose sanctions and take other actions as it deems appropriate, including a letter of caution or warning, suspension of personal trading privileges, suspension or termination of employment, fine, civil referral to the State securities regulators and, in certain cases, criminal referral. The Company  may also require the offending Access Person to reverse the trades in question, forfeit any profit or absorb any loss derived there-from; and such forfeiture shall be disposed of in a manner that shall be determined by the Company in its sole discretion. Failure to timely abide by directions to reverse a trade or forfeit profits may result in the imposition of additional sanctions.

F. Exceptions. Exceptions to the Code may be granted. The President may grant an occasional exception on a case-by-case basis when the proposed conduct involves negligible opportunities for abuse. All exceptions shall be solicited and issued in writing. No reports shall be required under this Code for (i) transactions effected pursuant to an automatic investment plan and (ii) securities held in accounts over which the Access Person has no direct control.

G. Outside Business Activities. All employee board memberships, advisory positions, trade group positions, management positions or any involvement with public companies must be fully disclosed and submitted for prior approval to the President, with the exception of purely charitable or civic involvements which do not impinge on the employee's full-time work commitment to the Company. Approval must be obtained through the President, and will ordinarily require consideration by senior officers of the Company. The Company may deny approval for any reason. This prohibition does not apply to service as an officer or board member of any parent, subsidiary or sister company of the Company, as applicable.

H. Compliance Certification. All Access Persons shall sign a certificate promptly upon becoming an Access Person by virtue of initial employment, promotion or other association with the Company that evidences his or her receipt of this Code of Ethics all Access Persons will be required to re-certify, an on a annual basis thereafter, via the Annual Certification of Compliance, with the Code of Ethics form attached as Appendix B.

Pacer Advisors, Inc (PAI) manages a rules based passive index fund comprised of the largest global companies in the world.   All the securities trade on a US Exchange.   The international companies are securities that trade an ADR on a US Exchange.   The strategy will rebalance each year in December and the new constituents will be selected.   The client portfolios will then be rebalanced.   An Access person of PAI will have no way to impact a trade such as a matter of volume of shares traded nor will they impact a client account if they happen to trade any security that would be held within the portfolio.

APPENDIX A

PERSONAL TRADE REQUEST (PTR) FORM

The following form must be completed by you in order to request pre-clearance of a personal securities transaction that requires pre-clearance under the Pacer Advisors, Inc. Code of Ethics. You further certify that you do not have any confidential or inside information relating to the issuer of this Reportable Security. This Form must be submitted to the Company's President or his delegate. You may not complete this trade until you receive approval from the President. If approved, the approval is good for the day it is given and the following business day. If your trade is not completed within that time, you must submit a new request.

Investment Information:

    Issuer and ticker symbol:

Nature of Equity Investments:

    Describe investment:                                                                      Number of Shares:

Nature of Fixed Income Investments:

    Describe instrument:                                                              Principal amount of trade:

Transaction Type (please circle):

    Purchase                                Sale                          Short Sale

Proposed Trade Date:                          Current / Estimated Price:

Broker/Dealer:

Is the proposed investment an IPO?       Yes           /           No

Is the proposed investment a Limited Offering?      Yes           /           No

Access Person

Signature:                                                         Date:

Printed Name:

Title of Account(s):

President Action & Date (Initial One)

Approved:                                                     Denied:

APPENDIX B

  ANNUAL CERTIFICATION OF COMPLIANCE WITH THE COMPANY'S PERSONAL SECURITIES
TRANSACTIONS DISCLOSURE AND CODE OF ETHICS

I certify that during the year ended as of the date written below, in accordance with Section XIII: Personal Securities Transactions of this Compliance Manual and the Company's Code of Ethics:

✓	I have fully disclosed all securities holdings in which I have, or a member of my immediate family has, a Beneficial Ownership interest.

✓
I have obtained pre-clearance for all securities transactions in which I have, or an immediate member of my family has, a Beneficial Ownership interest except for transactions exempt from pre-clearance or for which I have received an exception in writing from the Company's President.

✓
I have reported all securities transactions in which [ have, or any member of my immediate family has, a beneficial interest except for transactions exempt from pre-clearance or for which I have received an exception in writing from the Company's President.

✓	I have complied with the Code of Ethics in all other respects.

Signature

Print Name

Date:

APPENDIX C

  INITIAL CERTIFICATION OF COMPLIANCE WITH CODE OF ETHICS
AND INITIAL HOLDINGS REPORT

    I have read and I understand the Code of Ethics of Pacer Advisors, Inc. (the "Code"). I recognize that the provisions of the Code apply to me and agree to comply in all respects with the procedures described therein.

    I certify that I have listed below: (1) the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Covered Security in which I had any Beneficial Ownership as of the day I became a Supervised Person; and (2) the name of each broker, dealer or bank at which an account is maintained through which any Securities in which I have any Beneficial Ownership are held, purchased or sold; which shall constitute my Initial Holdings Report. In lieu of listing all transactions in Covered Securities required to be reported, check the box below, “See Attached Brokerage Statement(s).”

Title and Type of Covered Security	Exchange Ticker Symbol or CUSIP Number (as Applicable)	Number of Shares	Principal Amount

☐ See Attached Brokerage Statement(s)

Brokerage Accounts:  Please list all accounts over which you or a household member has beneficial ownership.

Employee Name	Account Type	Brokerage Firm	Account Number

Date Submitted:	Print Name:

Signature:

APPENDIX D

  ANNUAL CERTIFICATION OF COMPLIANCE WITH CODE OF ETHICS
AND ANNUAL HOLDINGS REPORT

    I have read and I understand the Code of Ethics of Pacer Advisors, Inc. (the "Code"). I recognize that the provisions of the Code apply to me and agree to comply in all respects with the procedures described therein. I certify that I have complied in all respects with the requirements of the Code as in effect during the past year. I also certify that all transactions during the past year that were required to be reported by me pursuant to the Code have been reported in Quarterly Transaction Reports that I have submitted to the Chief Compliance Officer or in confirmations and statements for each account through which any Securities in which I have any Beneficial Ownership are held, purchased or sold, that have been sent to the Chief Compliance Officer.

    I certify that I have listed below: (1) the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Covered Security in which I had any Beneficial Ownership as of December 31 and (2) the name of each broker, dealer or bank at which an account is maintained through which any Securities in which I have any Beneficial Ownership are held, purchased or sold; which shall constitute my Annual Holdings Report.  In lieu of listing all transactions in Covered Securities required to be reported by the Code, check the box below, “See Attached Brokerage Statement(s).”

Title and Type of Covered Security	Exchange Ticker Symbol or CUSIP Number (as Applicable)	Number of Shares	Principal Amount

☐ See Attached Brokerage Statement(s)

Brokerage Accounts:  Please list all accounts over which you or a household member has beneficial ownership.

Employee Name	Account Type	Brokerage Firm	Account Number

Date Submitted:	Print Name:

Signature:

APPENDIX E

QUARTERLY TRANSACTION REPORT

For the Calendar                          Quarter Ended:                                        , 20

To:         Chief Compliance Officer

A.   Securities Transactions.   During the quarter referred to above, the following transactions were effected in securities of which I had, or by reason of such transactions acquired, direct or indirect beneficial ownership, and which are required to be reported pursuant to the Code of Ethics. (If no such transactions took place write "NONE".) In lieu of listing all transactions in Covered Securities required to be reported by the Code, check the box below, “See Attached Brokerage Statement(s).”

Title of Security	CUSIP Number	Interest Rate and Maturity Date (If Applicable)	Date of Transaction	Number of Shares or Principal Amount	Dollar Amount of Transaction	Nature of Transaction (Purchase, Sale, Other)	Price	Broker/Dealer or Bank Through Whom Effected

☐See Attached Brokerage Statement(s)

B.   New Brokerage Accounts.   During the quarter referred to above, I established the following accounts in which securities were held during the quarter for my direct or indirect benefit:

Name of Broker, Dealer or Bank                                                                Date Account Was Established

C.   Other Matters.  This report (i) excludes transactions with respect to which I had no direct or indirect influence or control, (ii) excludes other transactions not required to be reported, and (iii) is not an admission that I have or had any direct or indirect beneficial ownership in the securities listed above.

Date Submitted:	Print Name:

Signature:

APPENDIX F

CONFLICTS QUESTIONNAIRE SUPPLEMENT

Pacer Advisors, Inc. is required to monitor Associated Persons, whose circumstances pose a potential conflict with our management of the Client accounts. Please complete this questionnaire and disclose the required information, at least annually. If during the year, your activities or associations change in a way that would change your responses, you must promptly notify the Compliance Officer of such change(s).

A.
Please disclose the requested information for any entity (including any commercial business or not- for-profit organization) other than the Firm in which, or from which, you (1) receive compensation; (2) take an active role in making management decisions; (3) serve as an officer, director or general partner; or (4) provide any advice about investments.

Name of Entity:	Nature of Affiliation or Title:	Public Company

Yes/No
1.

Yes/No
2.

Yes/No
3.

Yes/No

4.

Yes/No
5.

   None  _________________

B.
Please disclose whether your spouse or any immediate family member (including your parents, child or siblings) currently conducts business or works for an entity that conducts business with the Firm or is involved in or works for a securities-related business (e.g. an investment adviser, broker-dealer, or bank).

Describe:

None  _________________

C.	Please disclose whether your spouse or any immediate family member (including your parents, children or siblings) currently works for a public company.

Describe:

None  _________________

    Please note that these questions are intended to be broad in scope. If you have any question as to whether any particular arrangement or relationship should be disclosed on this form, please consult the Compliance Officer.

Signature:

Print Name:

Date:

APPENDIX G

POLITICAL CONTRIBUTIONS POLICY

I.	INTRODUCTION

The United States Securities and Exchange Commission (the “SEC”) has adopted rules under the Investment Advisers Act of 1940 (“the Advisers Act”) to address the practice known as “pay to play,” where investment advisers seek to influence the award of advisory business by making or soliciting political contributions to candidates charged with awarding such business. Advisers Act Rule 206(4)-5 makes it unlawful for an investment adviser and its covered associates to coordinate, or to solicit any person (including a political action committee) to make, any: (i) contribution to an official of a government entity to which the investment adviser is providing or seeking to provide investment advisory services; or (ii) payment to a political party of a state or locality where the investment adviser is providing or seeking to provide investment advisory services to a government entity. Consequences for making a prohibited contribution include a two-year time out on conducting compensated advisory business with the government client.

Rule 206(4)-5 is limited to Contributions (as defined herein in Section II) to Political Officials (as defined herein in Section II) of government entities who can influence the hiring on an investment adviser in connection with money management mandates. An investment adviser would be considered seeking to provide advisory services to a government entity when it responds to a request for proposal, communicates with a government entity regarding that entity’s formal selection process for investment advisers, or engages in some other solicitation of investment advisory business of the government entity.

An adviser with no government clients or investors does not have to require employees to report their political contributions.

II.	DEFINITIONS

CCO means Pacer Advisors, Inc.’s Chief Compliance Officer.

Contribution means (i) a gift, subscription, loan, advance, deposit of money, or anything of value made for the purpose of influencing an election for a federal, state or local office, including any payments for debts incurred in such an election; and (ii) inaugural expenses incurred by a successful candidate for state or local office. The SEC does not consider a donation of time by an individual to be a contribution, provided that the adviser has not solicited the individual’s efforts and the adviser’s resources, such as office space and telephones, are not used. Charitable contributions made by an investment adviser to an organization that qualifies for an exemption from federal taxation under the Internal Revenue Code are not considered to be a Contribution.

Covered Associate of an investment adviser is defined as (i) any general partner, managing member or executive officer, or other individual with a similar status or function; (ii) any employee who solicits a government entity for the investment adviser and any person who supervises, directly or indirectly, such employee; and (iii) any political action committee controlled by the investment adviser or by any of its covered associates. For purposes of this manual, all PAI employees are deemed to be Covered Associates.

Executive Officer includes: (i) the president; (ii) any vice president in charge of a principal business unit, division or function (such as sales, administration or finance); (iii) any other officer of the investment adviser who performs a policy-making function; or (iv) any other person who performs similar policy-making functions for the investment adviser. Whether someone is an executive officer depends on his or her function, not title.   Basically all senior management are Executive Officers.

Political Official means political candidates, successful candidates and officials of any state or locality. This includes federal officials running for state or local office and state and local officials running for federal office.

III.	CONTRIBUTIONS AND PAYMENTS

A.	Preapproval

Covered Associates (defined above as all PAI Supervised Persons) must obtain pre-approval from the CCO before making a Contribution to a Political Official, a political action committee, or a political party. The Firm will only approve a de minimis Contribution (see below) to any candidate, either a Political Official or any other candidate running for federal office, made at the request of another individual or organization.

While a direct Contribution to a Political Official violates the pay to play rules, a direct Contribution to a political party by an adviser or its covered associates would not violate the rules, unless the contribution was a means for the adviser to do indirectly what the rule would prohibit if done directly. For example, a Contribution or Payment to a political party that was earmarked or known to be provided for the benefit of a particular government official would be a violation the rules.

B.	De Minimis Exception

A Covered Associate is entitled to contribute $350 per election to each candidate for whom he or she is entitled to vote, and $150 per election to all other candidates.  A primary and general election are considered to be separate elections under the rules. Despite the de minimis exception, Covered Associates must still obtain pre-approval prior to making any and all Contributions or Payments of any amount.

C.	Return Contribution Exception

The SEC also allows an exception to the rules for an adviser who discovers an inadvertent Contribution to a Political Official for whom the Covered Associate making the Contribution is not entitled to vote. The Contribution must not, in the aggregate, exceed $350 to any one Political Official, per election. Additionally, the adviser must have discovered the Contribution within four months of the date of such Contribution, and within 60 days of learning of the triggering Contribution, the contributor must obtain the return of the Contribution.   The rule limits such exception to no more than one returned contribution for each Covered Associate, regardless of the time period, and no more than two returned contribution for the Firm per 12-month period.

D.	Commission Application to Cure a Contribution or Payment

Another exception allows an adviser to apply to the SEC for an order exempting it from the two-year compensation ban for situations of an inadvertent violation.   For example, if a disgruntled employee makes a Contribution of greater than $350 to a Political Candidate upon exiting the firm, the firm may apply to the SEC for an order curing the Contribution.

E.	Look Back

The rule attributes to an adviser contributions made by a person within two years, or in some cases, six months, of becoming a Covered Associate of the Firm. In other words, when an employee becomes a Covered Associate, the Firm must look back in time to that employee’s Contributions to determine whether the time out applies to the Firm. Generally, Rule 206(4)-5(b)(2) requires a two-year look back for Covered Associates who solicit clients on behalf of the Firm, and a six-month look back for Covered Associates that do not solicit clients. If an adviser hires a Covered Associate who made a Contribution to a Political Official and that Political Official is involved in the awarding of advisory business to the adviser, the adviser would have to take a two-year time out on receiving compensation from that advisory client.

IV.	SOLICITORS

An adviser may continue to use the services of a third party solicitor to solicit government clients for the Firm, but under the new rules, the solicitor must be registered with the SEC as either a broker-dealer or an investment adviser.

V.	RECORDKEEPING

An investment adviser is required to maintain certain records that allow the SEC to ensure the adviser’s compliance with the new rule. Specifically, the SEC requires that investment advisers maintain the following records relating to political Contributions and payments:

A.
Records of contributions and payments must be listed in chronological order identifying each contributor and recipient, the amounts and dates of each contribution or payment, and whether a contribution was subject to Rule 206(4)-5’s exception for certain returned contributions.

B.
A list of covered associates (including name, title, business and residential address) and the government entities to which the adviser has provided advisory services in the past five years (but not before the effective date of March 14, 2011).

C.	A list of the name and business address of all solicitors.

D.	A list of payments to political action committees, including how the collected funds would be used.